Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S–8 of our report dated April 15, 2008 relating to the consolidated financial statements of Hancock Fabrics, Inc., which appears in the Company's Annual Report to Shareholders on Form 10-K for the year ended February 2, 2008.

/s/ Burr, Pilger & Mayer LLP
Burr, Pilger & Mayer LLP
San Francisco, California
September 24, 2008